Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Anteon International Corporation and subsidiaries:

We consent to the use of our report incorporated by reference herein.

Our report dated February 17, 2004, contains an explanatory paragraph that states that effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

Our report dated February 17, 2004, also contains an explanatory paragraph that states that effective January 1, 2003, the Company adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment to FASB Statement 13 and Technical Corrections.

/s/ KPMG LLP

McLean, Virginia
March 4, 2004